(DIXON ODOM PLLC logo)
                          Certified Public Accountants



                        CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors
Uwharrie Capital Corp.
Albemarle, North Carolina


We consent to the use in the Registration Statement of Uwharrie Capital Corp on Form S-2 of our report dated July 24, 1998 on the consolidated financial statements of Uwharrie Capital Corp as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, and to the reference to our firm under the heading "Experts" in the Registration Statement.

DIXON ODOM PLLC

Southern Pines, North Carolina
August 7, 1998




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